MANAGEMENT OPERATING AGREEMENT

         THIS AGREEMENT, made and entered into as of the 27th day of May, 1992, by and between the City of North Miami, Florida (hereinafter called the ~CITY"), a body corporate and a political subdivision of the State of Florida, duly organized and existing under the laws of said State, and PERFORMING ARTS MANAGEMENT OF NORTH MIAMI, INC., a corporation organized under the laws of the State of Florida (hereinafter sometimes referred to as "OPERATOR");

         WHEREAS, the CITY desires to contract with OPERATOR for OPERATOR to develop and construct thereon, and manage pursuant to the terms hereof, a cultural facility for the performing and visual arts (hereinafter sometimes referred to as the "Facility" or "Premises"); and

         WHEREAS, CITY desires the OPERATOR to prepare plans and specifications and arrange the financing for the construction of a modern performing arts facility and related facilities on the Site (the Site and Facilities together are sometimes hereinafter referred to as the "ProJect"); and

         WHEREAS, it in the intention of the CITY that the ProJect be acquired, financed, constructed and operated so that the citizens of the City of North Miami and the South Florida area shall have the benefit of the finest performing and visual arts programs and events essential to the educational, recreational, historical, political and cultural development of the community to be served; and

         WHEREAS, the parties acknowledge that the development, operation and management of the ProJect must be undertaken in a manner which will produce the desired results and anticipated benefits for the CITY and the community, and that such undertaking presents unusual and difficult problems demanding extraordinary and specialized knowledge and experience;

         NOW, THEREFORE, in consideration of the payments hereinafter required to be made and the performance of the mutual promises herein contained at the time and in the manner specified, the parties hereto agree as follows:

         SECTION 1. GENERAL OBLIGATIONS OF OPERATOR

         1.1. The OPERATOR shall, undertake the following obligations and undertakings, all of which shall 1.1.t theThe OPERATOR shall, undertake the following obligations and undertakings, all of which shall be at the sole cost and expense of the OPERATOR:

         a. Design the ProJect subject to the approval of CITY to accommodate and fulfill the purpose and intent of this Agreement. OPERATOR is directed to design a ProJect on
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                      behalf of CITY which ProJect is to be a first class
                      state-of-the-art outdoor performing arts facility with a capacity of 7,900 permanent seats and additional room to accommodate temporary and berm seating.

         b. Obtain, with the approval and cooperation of CITY, all necessary governmental regulatory approvals and authorizations required to permit the development of the ProJect in accordance with the plans at no cost to CITY. OPERATOR shall prepare all plans and specifications for the construction of the Facility and obtain all required building permits for the construction of all improvements specified by the plans and specifications. OPERATOR shall not be charged fees for building permits required and issued by CITY.

                      All plans and specifications shall be subject to review and approval by CITY, and no substantial modification thereto shall be made once-so approved without CITY Council approval which approvals shall not be arbitrarily or capriciously denied.

                      CITY may, at its expense, utilize an outside consultant to review and monitor such plans and specifications including but not limited to structural, electrical, plumbing, etc., and to monitor construction activities for compliance with such Plans. CITY Council review shall be in addition to review and approval by CITY'S building official. It is understood and agreed that CITY'S costs for construction review and monitoring shall be an item eligible for soft cost reimbursement to CITY in the event a bond issue financing mechanism is utilized under Section l.l(d) and
                      Section 29, of this Agreement, to the extent allowed by law.

         c. Develop and construct the Facility on a site of up to fifteen (15) acres, the location of which is to be indicated by CITY within thirty (30) days of execution of this Agreement, with the location to be designated within the Site Plan required under Section 1.1(c)(5) below; and to develop and construct all parking areas referenced in
                      Section 7.8 upon an area to be designated in the Site Plan referenced above. Such development and construction shall be in accordance with the plans and specifications to be prepared by OPERATOR.

                      Both the Facility location and the parking area location shall be subject to final designation within CITY'S Landfill Closure Plan. The total ProJect Site size (made available from CITY land) shall be of sufficient size to enable OPERATOR to provide parking areas for at least 6,500 vehicles (2,000 to serve the

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                      Facility and 4,500 to serve all authorized users of the
                      former Landfill Site), if necessary.

                      In the event that the OPERATOR finds the Facility location or parking area location, as established by the above procedure, to be unacceptable, this Agreement shall immediately be terminated upon written notice by either party to the other, with no party being obligated to the other.

                      It is recognized that a sufficient roadway segment within the four (4) acres + entrance way delineated on Exhibit "A" shall remain preserved as an ingress/egress for this ProJect as well as for an ingress/egress for any other uses which May be hereafter constructed on land adjacent to the ProJect or upon the landfill.

                      c.1 It is acknowledged by OPERATOR and CITY that in OPERATOR'S planning, development and management of the facility that N.E. 135 Street shall not now, or ever, be used or developed as an ingress or egress to the Facility. OPERATOR shall construct and develop the entrance road area depicted on Exhibit ~A" as the primary access to the ProJect and shall likewise develop and construct road access in the vicinity of N.E. 151 Street if so designated.

                      c.2 CITY shall make available (at no charge to OPERATOR) enough non-exclusive property (from available CITY lands) to the OPERATOR and OPERATOR shall provide thereon for two (2) separate ingress and egress entrances for locations as described in
                              c.1. above. OPERATOR agrees that, at its expense, it shall pay for all improvements related to the ingress and egress. OPERATOR further agrees that during the course of the Contract, it shall pay for all maintenance required during the time that it is the exclusive user of the ingress and egress. At such time that additional users are incorporated into the landsite, each new user may be assessed a portion of such initial cost for development, operation and maintenance of the ingress and egress as determined by the CITY Council based upon such additional user's, pro-rata of CITY owned land.

                      c.3 OPERATOR shall commence the construction of the Facility and related improvements and site work within ninety (90) days after obtaining CITY'S approvals and authorizations of CITY pursuant to l.l(b), l.l(c)(4) and l.l(d) hereof and approval

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                              of an applicable funding program, which
                              construction shall be completed within one (1) year of said commencement. SubJect to the terms of Section l.l(c)(6), if such construction is not so commenced, the contract shall be deemed terminated immediately upon the written notice from either party to the other, and no party shall have any obligation to the other.

                      c.4 As a component of OPERATOR'S Facility design work, OPERATOR, through its engineering and architectural consultants, shall provide all necessary information, data and plans to enable CITY'S Munisport Landfill Site closure Project Manager, to include the Facility and all parking areas, as a component of CITY'S Munisport Landfill closure design, which CITY is preparing under D.E.R. Contract SW-48. CITY shall include the Facility in its Landfill Closure Design. CITY shall use its best efforts to obtain government approval of CITY'S Landfill Closure Design.

                              Once the Landfill Closure Design is approved by all government entities with Jurisdiction thereof, OPERATOR shall be responsible for providing for the building and construction of the Facility into the Landfill Closure. OPERATOR shall be responsible for the cost of site preparation, clearing of brush, drainage, grading, methane gas control and venting, application of clean fill material, construction of foundation and all other components and appurtenances of the Facility. The above described responsibility of OPERATOR shall not extend to other portions of the 170 acre Landfill site which are not used either for the Facility or not used for the parking space" to be constructed hereunder.

                              The OPERATOR'S responsibilities described above shall be fulfilled directly by OPERATOR'S construction of such item. in coordination with CITY'S construction of closure of the entire 170 acre landfill (exclusive of the Facility and parking sites). At CITY'S option, if required by any regulatory authority, the OPERATOR shall pay the CITY, in advance, all necessary funds for CITY to complete those items which are OPERATOR'S responsibility regarding the closure of OPERATOR'S segment of the 170 acre landfill site and including the Facility Site location and parking areas referred to in Section 7.8. The

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                              term "necessary funds" shall include all actual
                              construction costs, as well as the fees and costs paid by CITY for an engineer to supervise such construction. In exercising this option, CITY shall take into consideration OPERATOR'S construction costs and shall seek to obtain and use the best cost factors available. In either event, all work shall be subject to the approval of CITY'S Landfill Closure Project Manager, all items shall be accomplished, and no reimbursement shall be made or owing to OPERATOR. The option provision of this section shall apply only to aspects of closure and not general construction of the Facility.

                              CITY shall furnish OPERATOR with closure cost estimates relating to OPERATOR'S landfill closure construction responsibilities under this Section prior to any closure work being done at OPERATOR'S expense. No construction on the Amphitheater project will commence prior to OPERATOR and CITY mutually agreeing to OPERATOR'S closure cost responsibilities under this Agreement. If the CITY and OPERATOR fail to agree, this Agreement shall immediately be terminated upon written notice from either party to the other, and no party shall have any obligation to the other.

                      c.5 OPERATOR recognizes that the adoption of a site approval ordinance of the CITY, pursuant to
                              Section 29.12.1 of the City code is a condition precedent to the development of the property under this Agreement, and that OPERATOR shall apply to CITY for such site approval and diligently pursue same.

                      c.6 Upon commencement of construction said construction shall be diligently prosecuted to completion, excepting only~delays caused by acts of God which OPERATOR could not have reasonably foreseen and provided for, or strikes, boycotts or like obstructive action" by employee or labor organizations which are beyond the control of OPERATOR and which OPERATOR cannot overcome with reasonable effort and could not reasonably have foreseen and provided for, or any war or declaration of a state of national emergency, or the imposition by government action or authority of restrictions upon the procurement of labor or materials necessary for the completion of the ProJect, or any litigation (which litigation is

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                              not initiated or directly caused by actions of
                              OPERATOR) relating to the validity of this Agreement or the proposed plan of financing, acquisition, construction, equipping and operation of the Project. It is recognized by OPERATOR and the CITY that the ProJect or a portion of the Project will be constructed on a former sanitary landfill site, and that construction problems, which problems, if any, are currently unknown and hence as of this date are not herein capable of definition, that reasonable delay in completion of the Project due to its construction on or near said sanitary landfill will be considered an "Act of God H " Any act or event not within the reasonable control of either party shall be deemed an "Act of God". Provided, however, no extension of time to perform shall be granted for more than a two (2) year period.

                      c.7 All improvements constructed pursuant to this Agreement shall be so constructed that upon completion they will fully comply with the requirements of all applicable laws, rules, orders, codes, ordinances, requirements and regulations of municipal, regional, state, federal and other governmental authorities having Jurisdiction, whether or not the same are now in the contemplation of the parties or require amendments to the plans or specifications or require reconstruction of work in progress or work in place, and whether the same be structural or otherwise.

                      c.8 OPERATOR shall promptly obtain any and all certificates of occupancy and permits which are required to be obtained to permit the improvements to be used for the purposes contemplated by this Agreement. CITY shall not charge OPERATOR for any City of North Miami required permits.

                      c.9 Upon the completion of the construction OPERATOR shall provide the CITY with two complete sets of "as built plans" of facility, along with a survey of the project.

         d. Within thirty (30) days after all governmental approvals of CITY 'So landfill closure design, OPERATOR shall arrange a financing package so as to finance the costs of the construction and development of the Project. Any financing shall be in form satisfactory to

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                      the governing body of the CITY and the CITY'S attorney. It being acknowledged that an express condition of such financing shall be that the CITY shall have no general fiscal obligation pursuant thereto, and that the financing arranged shall have guarantees satisfactory to the CITY and its counsel so as to insure that the CITY in not obligated pursuant thereto or encumbered thereby. The CITY shall cooperate with the OPERATOR in arranging any such financing including therein, issuing a thirty (30) year Industrial/Development revenue bond pursuant to Chapter 159, Florida Statutes, or other applicable statutory provisions, upon confirmation by the City Council and City Attorney that the CITY is not liable thereon and that no recourse to the CITY is created by such financing. The attorney may require the opinion of Bond Counsel prior to issuance of such Bonds. OPERATOR may apply in CITY'S name, with approval of the CITY for participation in any grant or tax sharing revenue programs which might include but not be limited to tourist development packages or State or Federal packages so long a" there is no recourse or reimbursement required on behalf of CITY. The financing package shall include a demolition bond in favor of CITY should OPERATOR or its approved successors abandon the ProJect prior to successful completion. It is recognized that construction shall not commence unless and until the financing plan is approved by the CITY Council, which approval shall not be arbitrarily or capriciously denied. Once construction commences, OPERATOR shall provide weekly written progress reports to the City Council in a format approved by the City Manager. The parties agree that if a financing package is not approved in accordance herewith or in the event funds to be provided by the approved financing are not provided within six (6) months after approval, either party may immediately terminate this contract upon written notice to the other, and no party shall be obligated to the other.

         e. To manage and operate the Facility pursuant to the terms of this Agreement.

                          SECTION 2. TERM OF AGREEMENT

         2.1. CITY and OPERATOR hereby agree that OPERATOR shall be the exclusive Operator of the ProJect for and during the term of this Agreement in furtherance of the public purpose for which the Project is to be built, to wit: performing and visual arts facility and exhibit hall. Such use shall include, without limitation the presentation of performing artists, shows, concerts, cultural displays, exhibits and other types of similar performances and all

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other incidental and related uses. The term of this Agreement shall commence on the date hereof and the OPERATOR'S management and the operation term shall commence on the date of occupancy of the 2.1.ect aCITY and OPERATOR hereby agree that OPERATOR shall be the exclusive Operator of the ProJect for and during the term of this Agreement in furtherance of the public purpose for which the Project is to be built, to wit: performing and visual arts facility and exhibit hall. Such use shall include, without limitation the presentation of performing artists, shows, concerts, cultural displays, exhibits and other types of similar performances and all other incidental and related uses. The term of this Agreement shall commence on the date hereof and the OPERATOR'S management and the operation term shall commence on the date of occupancy of the Project and shall continue for a period of thirty (30) years thereafter. .

         2.2. date of occupancy of Project" or Date of occupancy" shall mean the date the ProJect is completed and ready for operation as evidenced by a Certificate of Occupancy and a written notice thereof (pursuant to Section 2.3) has been served on OPERATOR or the date when OPERATOR commences operation of the ProJect, or January 1, 1996, whichever shall first occur.

         2.3. When the Project is completed and ready for occupancy, CITY shall give notice of the same to OPERATOR in writing and the term hereof shall commence pursuant to the terms hereof.

                     SECTION 3. OPERATING POLICY AND INTENT

         3.1. CITY and OPERATOR hereby agree that the Project shall be managed so as to furnish educational, recreational, athletic, historical, political and cultural benefits to the community, without 3.1.ncialCITY and OPERATOR hereby agree that the Project shall be managed so as to furnish educational, recreational, athletic, historical, political and cultural benefits to the community, without financial burden to the taxpayer. of the City of North Miami, Florida.

         3.2. The CITY agrees that during the term of this Agreement it will not, without the OPERATOR'S consent, levy any special tax or assessment on the Facility and/or the use of said Facility and will in all ways, endeavor to cooperate with OPERATOR in carrying out the terms and intent of this Agreement, as determined reasonably by City Council. The OPERATOR recognizes that CITY may levy a special tax or assessment authorized by law if it is a prerequisite to CITY'S authority to levy such special tax or assessment against other similarly situated Facilities or uses that such special tax or assessment be levied on the Facility or the use of said Facility.

                      SECTION 4. SCOPE OF OPERATOR SERVICES

         4.1. In operating and managing the Facility, the OPERATOR shall provide to the CITY, at 4.1.ATOR'In operating and managing the Facility, the OPERATOR shall provide to the CITY, at OPERATOR'S sole cost and expense, the following services:

         a. OPERATOR shall provide all day to day and general management policy making and implementation thereof for the ProJect, and all necessary personnel and equipment to handle the day to day management, operation and maintenance of the Facility including therein the dispensing of food and beverage service, the manning of all concession and ticket booths, accounting and

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                      budgeting, advertising, the booking and acquisition of
                      entertainment, maintenance, security, market research, parking, supervision of ushers and insurance.

         b. Performance and payment bonds and other financing guaranty. in form satisfactory to the CITY fully insuring the development and construction of the Facility and further guaranteeing the CITY the minimum payment, a. defined herein, together with assurance in form satisfactory to the CITY that the CITY will be held harmless as not liable for the costs of acquisition, construction, operation and management of the Facility. All surety companies shall meet the standards applicable to sureties acceptable for CITY public works construction projects. All bonds and guarantees shall be subject to approval of CITY attorney and CITY Risk Management Division. The maintenance and repair of the Facility shall be further assured by the escrow fund to be established under Section 18.4 hereof. No building permit shall be issued until all necessary performance and payment bonds are posted pertaining to such construction activities.


                           SECTION 5. PAYMENT TO CITY

5 1

         5.1.1 MINIMUM RETURN ON CITY INVESTMENT: OPERATOR agrees to pay to CITY in equal quarterly installments in arrears, beginning on or before the tenth
(10th) day of the third full calendar month next following the Commencement Date and by the tenth (10th) day of each quarter thereafter, an annual minimum return on CITY investment of Two Hundred Thousand ($200,000.00) Dollars, which sum shall be adjusted annually to reflect any changes occasioned by cost of living increases as shown by the Consumer Price Index prepared by the Department of Labor for the local geographic area with a maximum cap of said minimum return not to exceed Five Hundred Thousand ($500,000.00) Dollars per annum during the term hereof. It is recognized that this Consumer Price Index cap shall not, in any way, operate to reduce payments due to CITY directly udder Section 5.1.2 or
Section 5.1.3 of this Agreement.

         5.1.2 PER TICKET USE CHARGE DUE CITY: OPERATOR shall collect and pay to the CITY by OPERATOR as a use fee charge a sum equivalent to five (5%) percent of the box office ticket sale revenues, less any sales, use or excise tax thereon. This fee shall be added to the established box office sales price of the ticket. The use fees collected by the OPERATOR pursuant to this provision shall be totally due to the CITY and shall be remitted to the CITY by OPERATOR on a quarterly bases. This remittance to CITY pursuant to this provision shall be credited against payments due pursuant to section 5.1.1. Except for tickets donated to or used by charitable, educational or philanthropic organizations and for

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tickets distributed for promotional purposes not exceeding 7.5% (percent) of the total number of tickets available for any show or event, (which promotional tickets shall be used exclusively to market the Facility or to promote an event at the Facility and as to which promotional tickets, no trade or barter not benefiting the Facility occurs), OPERATOR shall account for and pay to CITY the use fee charge provided herein for all tickets used for admission.

         OPERATOR shall facilitate compliance with these provisions pertaining to promotional tickets by placing contractual provisions reflecting such in its contracts with third parties, an necessary.

         5.1.3 PERCENTAGE PAYMENT FROM OPERATIONS; In addition, during the term of this Agreement, OPERATOR shall pay CITY on or before the tenth (10th) day of each third calendar month, a percentage from the operations of the Facility in an amount equal to five (5%) percent of the gross monies actually received by OPERATOR, as defined in section 5.2 of this Agreement. Any remittance to CITY pursuant to this provision shall be credited against payments due pursuant to section 5.1.1.

         5.1.4 INITIAL PAYMENT: OPERATOR shall deposit with CITY, immediately upon the approval by all Federal, State, County and local regulatory and administrative agencies with Jurisdiction of a closure plan for the entire 170 acre landfill site including therein authority for construction of this ProJect, as an approved part of said closure, and approval by the CITY of OPERATOR'S financing package pursuant to the terms hereof, a sum of One Million Five Hundred Thousand ($1,500,000.00) Dollars which money shall be used by CITY toward payment of construction, operation and monitoring costs associated with the landfill site, exclusive of OPERATOR'S responsibilities under section 1.1.(c)(4) above. CITY may additionally use such funds towards CITY'S C.E.R.C. L.A. site remediation after paying all of its cost of closure.

         5.1.5 OPERATOR REIMBURSEMENT: With reference to that payment made by OPERATOR pursuant to 5.1.4 OPERATOR shall be entitled to a repayment from CITY'S share of Facility revenues of said sum as follows:

         a. In years one (1) through ten (10) of the term thereof, CITY shall be responsible for payment of interest only on that sum set forth in section 5.1.4 above at the prime rate, not to exceed a rate of eight (8%) percent.

         b. In years eleven (11) through thirty (30), CITY shall pay interest and principal amortized over the twenty (20) year term at the prime rate, not to exceed the rate of eight (8%) percent.

         c. All payments as set forth in "a" and "b" above shall be paid quarterly.

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         d.           The CITY may reduce the amount to be reimbursed pursuant
                      to this provision from contributions or reimbursements from third parties which third parties may include but not be limited to other users of CITY owned property. Any such third party user may be required as a condition of its USE to pro-rata contribute to the CITY funds to reduce the CITY'S obligation to OPERATOR, as determined by CITY. The CITY shall reserve the right to pre-pay principal at any time with no penalty.

         e. In the case of any third party contributions or reimbursements OF the obligations of the CITY to the OPERATOR a. set forth in this subsection, CITY'S obligation shall be reduced by said sums so paid to the OPERATOR and the amortized payments as set forth above shall be proportionately reduced over the remaining term of said amortization.

         5.1.6 PAYMENT OF DEBT SERVICE: If required by any lender as a segment of OPERATOR'S approved financing package and notwithstanding and in addition to the other terms of this Agreement, OPERATOR shall, on or before the tenth (10th) day of each calendar month, pay the bond trustee or lender an amount equal to 1/12th of the annual debt service of any financing packages, including revenue bonds, which are issued under the name of CITY. The CITY and the OPERATOR acknowledge that the payment of debt service is to be undertaken and made by OPERATOR before any distribution to the OPERATOR is made from the revenues of the Project.

         5.2. DEFINITION OF GROSS REVENUES:OSS REVENUES:

         Gross Revenues are defined as follows:

         a. All food, beverages and novelty sales, (except that food provided to the performers which shall not be included), derived from direct sales made by OPERATOR and monies received by OPERATOR from concessionaires engaged in the sale of food, beverage or novelties.

         b. Miscellaneous income, including all other gross monies received by OPERATOR relating to the Facility, and related improvements (such as, but not limited to, parking, advertising contracts, off-site video and corporate sponsorships, telecast, project, performances, flat rental fees, broadcast and video production payments and corporate and other sponsorships, all less applicable tax and outside commission.

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         c.           Revenues expressly not included in definition of Gross
                      Revenues are Box Office ticket sales revenues, taxes, CITY Use Fees, money escrowed pursuant to section 18.4 and reimbursable equipment and labor fees.

         5.3. PLACE OF PAYMENTS: All payments due and payable by OPERATOR to CITY shall be paid to the office of the City Manager of the CITY during the regular working hours at 776 N.E. 125 Street, North Miami, Florida 33161, unless otherwise authorized in writing by the CITY.

         5.4. ANNUAL RECONCILIATION: Within ninety (90) days after the close of each calendar year, an annual reconciliation of Gross Revenues for such calendar year shall be provided to CITY by OPERATOR for determination of compliance with this Agreement and determine what, if any, remaining funds are due and owing CITY based upon the provisions of this Agreement. If such reconciliation reflects an overpayment, then that amount shall be deducted from the next payment due CITY from OPERATOR, if OPERATOR has underpaid CITY during such calendar year, then, in that event, OPERATOR shall forthwith pay CITY said funds, and if such underpayment was the result of fraud, gross negligence or willful neglect on the part of OPERATOR, the OPERATOR shall additionally pay to CITY such underpayment amount together with interest at twelve (12%) percent per annum, calculated from the date reconciliation reflects such funds are due.

Each annual reconciliation provided by OPERATOR to CITY pursuant to the provisions of this section shall be accompanied with an "Opinion as to Accuracy and Sufficiency" prepared by a certified public accounting firm retained by OPERATOR, subject to the approval of CITY, based upon a review of OPERATOR'S books, records and accounting procedures. The parties recognize that material underpayments caused directly by the fraud or willful act of OPERATOR'S principals shall constitute a breach of this Agreement by OPERATOR.

         5.4.1 OPERATOR agrees to keep within Dade County, Florida, full, complete and proper accounts of all gross sales, which books and accounts shall be at all reasonable times open to inspection by CITY or its auditors or other authorized representative or agent. Acceptance by CITY of any monies paid by OPERATOR in accordance with such statement shall not be an admission of the accuracy of such statement nor of the sufficiency of the amount of such additional percentage payment, but CITY shall be entitled at any time within two
(2) years after receipt of such statement to question the sufficiency thereof or the accuracy of such statement. OPERATOR shall accordingly, for a period of two
(2) years after furnishing such statement, keep safe and intact all of its gross sales and any authorized deduction therefrom. If CITY does not question the amount of any such payment so paid by OPERATOR by giving OPERATOR written demand for an audit within said two (2)

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years and proceeding therewith within sixty (60) days after the end of such two
(2) years, CITY shall be 'deemed finally and conclusively to have accepted the amount paid by OPERATOR as full performance of OPERATOR!S obligation. for additional percentage payment for the year(s) involved.

         5.4.2 OPERATOR shall maintain and shall require OPERATOR'S subcontractors, concessionaires and licensees to maintain at the premises, or at such other addresses within Dade County, Florida, as OPERATOR from time to time shall designate, complete, permanent, and accurate financial record" including books of account and records of all gross sales upon the Premises, together with all supporting records. Such books and record. shall be preserved intact for at least two (2) years following the close of this calendar year to which they relate. CITY and its agents may at any reasonable time inspect and audit any of said books and records.

         5.4.3 Any audit made by CITY pursuant to Section 5.5.1 shall be at the expense of CITY, except that if CITY makes any such audit for any year and if the gross sales shown by OPERATOR'S statement (including statements of any-subcontractor, concessionaire or licensees) for such are found to be understated by more than five (5%) percent, OPERATOR shall pay to CITY the reasonable expense of such audit. Any willful or fraudulent understatement made directly by OPERATOR'S principals shall constitute a breach of this Agreement.

         5.4.4 All statements and accounting procedures of OPERATOR shall be prepared in accordance with generally accepted accounting principles. OPERATOR shall utilize procedures in conformance with industry standards for like Facilities to assure accuracy of records and secure revenue handling and reporting procedures.

                      SECTION 6. PROHIBITION AGAINST WASTE

         OPERATOR shall not keep, use, sell or offer for Male at the Premises any article which may be prohibited by the standard form of fire insurance policies or other applicable provisions of law. OPERATOR shall not commit or suffer to be committed any waste upon the Premises.

                     SECTION 7. USE OF FACILITY OR PREMISES

         7.1. OPERATOR may use the Premises only for the purpose of producing and staging entertainment, cultural events and special events (including recording, filming, broadcasting, etc.) to be held in the Facility or the Site and conducting food, beverage and merchandise sales incidental to said events. CITY will cooperate with OPERATOR in any effort of OPERATOR to obtain an alcoholic beverage license for the Facility. OPERATOR shall develop and implement a comprehensive program to control alcohol consumption so as to maintain decorum at the Facility subject to CITY'S approval. No part of the Premises may be used for any purpose other than as specified in this section without prior written consent of CITY, which consent shall not be arbitrarily or capriciously denied or withheld.

         7.2. For each year of the Management and Operating term of this Agreement, an to the then current calendar year only, at least two (2) months prior to the opening of any event at the Facility the OPERATOR shall provide in writing to the CITY a calendar of tentative operating days. OPERATOR shall continuously advise CITY of any changes in ! the calendar.

         7.3. CITY DAYS AND OTHER COMMUNITY USES: The CITY may, if it so desires, schedule CITY sponsored non-commercial events seven (7) days a year at the ProJect, with all operating maintenance and repair costs (excluding any debt service and cost of road maintenance) attributable to CITY'S use to be at the CITY'S expense ("CITY DAYS"), but at no use charge for the Facility and all parking areas. Unless expressly approved by OPERATOR, no more than two (2) calendar days of "City Days" shall be consecutive. No later than January 1st of each year, CITY shall give OPERATOR written notice of the seven (7) days which CITY desires to designate as City Days" during the current year. OPERATOR agrees to reserve for CITY the 4th of July each year as "City Day". CITY shall not designate Labor Day Weekend or the days November 25 -January 2, March 25 - April 7; May 20 - 27 for "City Days". All costs and expenses of operating the Facility during "City Days" (except as provided above as to debt service and road maintenance) shall be borne by City, including CITY'S Special Event liability insurance premium, if any, traffic and crowd control, clean-up, and employee salaries and benefits, catering, and entertainers used. CITY shall be permitted to assess patrons a nominal charge for noncommercial City Days.

         OPERATOR and CITY shall establish a fund into which each year both parties shall contribute a sum based on a 60/40 OPERATOR/CITY ratio for the sum of $50,000 per year which funds shall be used by the parties for the purpose of having OPERATOR produce at least two community events which can provide free admission for the young or disadvantaged members of the North Miami Community.

         7.4. OTHER OPERATIONS: OPERATOR agrees that OPERATOR shall not, without CITY'S prior written consent, during the term of this Agreement engage in any business which directly competes with the Facility with respect to entertainment facilities with a seating capacity (fixed plus lawn) of more than 7,000 people located within a 35 mile radius of the Facility. This provision shall apply even in the event OPERATOR sells or otherwise hypothecates its interest under this Agreement. In its proprietary capacity, CITY shall not authorize or engage in any other performing arts arena or similar performing arts entertainment facility which would directly or indirectly compete with the ProJect or Facility. This provision shall not apply to performances held at CITY community centers or stadium, or to sporting exhibitions.

         7.5. BALANCING OF PROGRAMMING: Part of the consideration inherent in CITY executing this Agreement is the fact that CITY considers the Facility a significant community asset, but only so long as programming at the Facility is balanced in substantially the manner hereinafter provided. Facility programming shall be balanced so as to ensure a reasonably proportioned blend of special events, cultural experiences, recognizing and accepting the fact that some (e.g., so called, "high arts) may not be as profitable an others (e.g.,"rock and roll"). For the purpose of this Agreement, "balance" shall mean in addition to dance, drama, symphony, comedy and theater a reasonable assortment of varied types of music events appealing to the varied tastes of the general population including, without limitation, popular, rock and roll, blues, soul, Jazz, folk, classical, country and western music, dance, comedy and theater. CITY and OPERATOR acknowledge that the examples contained in this section, though applicable to 1992 tastes may not so exist during the entire term of this Agreement. It is the intent of the parties throughout the term of this Agreement to appeal to the varied entertainment tastes of the general public as such tastes change over time. Failure to provide balanced programming shall constitute a BREACH.

         7.6. HIRING PRACTICES: OPERATOR shall, when reasonably possible, hire its personnel from City of North Miami residents. Further, OPERATOR shall develop and implement an unpaid internship program to benefit students and residents of the community.

         7.7. SOUND: OPERATOR shall design, construct and operate the Facility in a reasonable manner such that sound emanating from the Facility, parking or related improvements shall not create a nuisance or annoyance to nearby homes. In this regard the CITY and OPERATOR realize that the placement of the Facility on the site is of primary importance. CITY reserves the right to impose by resolution of the City Council specific reasonable operational and/or sound level limitations on the operation of the Facility, including, but not limited to, restricting hours of operation of the Facility should any decibel sound emanating from the Facility exceed an average performance reading of 50 decibels as established by the current code of CITY, at the property line of any homeowner's property.

         7.8. PARKING: The primary parking area to be built by OPERATOR on CITY land designated by CITY, at OPERATOR'S sole cost and expense, to serve the Facility shall be a parking area of 2,000 parking spaces in close proximity to the Facility. Except as provided below in this Section and except as to the CITY or community days under Section 7.3, these 2,000 spaces are intended to exclusively serve the Facility.

         In addition, OPERATOR shall provide to the CITY as additional consideration under this Agreement, at OPERATOR'S sole cost and expense, the design and construction, including all necessary permits and regulatory approval, of a supplemental parking area consisting of an additional 4,500 parking spaces on other land of the CITY (in reasonable close proximity) situated upon the Munisport Landfill Site, which land shall be designated by CITY and provided at no cost to OPERATOR.

         This supplemental parking area shall be so designed and constructed as to primarily serve as a component of the Landfill Closure, while incidentally serving as a supplemental parking area. Moreover, OPERATOR recognizes that CITY may use (at no charge) the 4,500 parking space area for multiple or other uses, so long as such does not conflict with the use of such area for parking purposes.

         The CITY may use this supplemental parking area at no charge during the term hereof on a non-exclusive basin for parking purposes for other facilities or uses to be placed on other CITY owned property or on the former Landfill Site. Except as otherwise provided below as to CITY'S reservation, OPERATOR shall have a first priority use of the supplemental parking spaces for any performance, function or events conducted by the OPERATOR at the Facility and OPERATOR shall notify the CITY, except as may otherwise be mutually agreed upon, at least thirty (30) days in advance of OPERATOR'S use of said additional parking.

         CITY may reserve, upon at least ninety ( 90) days prior notice to OPERATOR, fifteen (15) days per year (not more than ten (10) days in any month and not more than two (2) weekends in any month) for CITY'S use of all the primary and supplemental parking areas described above for special events conducted by the CITY or operators of other facilities which may be built on CITY land. These fifteen (15) days shall be in addition to the seven (7) potential days to be utilized by CITY under Section 7.3, and are intended to accommodate substantial exhibitions or attractions that may be located on the CITY'S lands.

         OPERATOR shall cooperate with all other lawful users of other portions of the former Landfill Site, including CITY and other operators authorized by CITY to operate on other CITY lands or premises. OPERATOR shall not claim the priority use of the parking at the Project under Section 7.8, unless OPERATOR actually has a regularly scheduled show, so as to assure that such parking will be available to CITY or operators of other facilities on CITY'S lands.

         Under those circumstances in which CITY or other operator of CITY (other than OPERATOR hereunder) uses the primary or supplemental parking described above for an event or exhibition for CITY or such other operator, CITY'S covenant of indemnification under Section 12.B of this agreement shall be applicable (a" to CITY'S events), and CITY shall require any such other operators to provide a Special Events Insurance policy in the minimum amount of One Million ($1,000,000.00) Dollars combined single limit, for personal injury and property damage, with CITY and OPERATOR named an additional insured. CITY may, in its discretion, require a higher limit from third party users. In lieu of such Special Events policy, CITY may require a covenant of indemnification from such other operator, so as to protect CITY and OPERATOR. These indemnification and Special Event policy provisions are intended to protect OPERATOR from liability to third persons for incidents which occur when such other operators or CITY are using and are in control of these parking areas as to damage. or injuries which are solely caused by CITY'S or by such other operator's activities.

         7.9. TRAFFIC CROWD CONTROL AND CLEANUP: OPERATOR, at its expense, shall be responsible for cleanup of the Facility and related parking areas, as well as crowd control, security and traffic control satisfactory to the Chief of Police. OPERATOR shall also pay CITY no more than fifteen (15) days after billing, any and all extra costs actually incurred by CITY related to any performance at the Facility. If not otherwise provided by OPERATOR, CITY shall provide at OPERATOR'S sole cost, those services, which according to industry standards, are provided by a municipality at levels which are consistent with said industry standards. It shall be the primary responsibility of OPERATOR to provide the above services at its costs relating to any event occurring at the Facility. The Chief of Police may establish guidelines for public safety purposes, which may include, at OPERATOR'S expense, the hiring of City of North Miami Police officers for assistance in traffic and crowd control. OPERATOR agree's to use at least one North Miami Police officer per scheduled event to coordinate security at the facility.

                              SECTION 8. ASSIGNMENT

         8.1. OPERATOR may transfer or assign this Agreement or any interest therein held by OPERATOR to any person or entity whomsoever only with the consent in writing of CITY; provided however, the CITY shall not unreasonably withhold consent to any proposed assignment. Prior to determining whether consent shall be given, the CITY may hold two (2) public hearings directed solely to determine as to whether the proposed assignee or transferee is qualified to perform this Agreement. The determination of the qualifications of the transferee or assignee shall be based on experience, financial resources and track record at similar facilities. Such consent shall be deemed given or waived unless written objection is made within sixty (60) days of receipt of written notice by CITY of OPERATOR'S intent to assign hereunder.

Upon presentation of its financing package, OPERATOR shall disclose to CITY the identity and address of all directors and officers of OPERATOR and those shareholders owning five (5~) percent or greater of the outstanding shares of stock in the corporate entity. Each year, at the time for filing its corporate report with the Secretary of State, OPERATOR shall advise CITY of the latest officer, director and shareholder information as initially required above. Subsequent to approval of financing, a sale or transfer of in excess of thirty-five (35%) percent of outstanding shares of stock or a transfer or sale which shifts the controlling interest from one shareholder to another shareholder (outside of the shareholders on the date of execution of this Agreement) shall be considered to be an assignment or transfer under Section 8.1 of this Agreement.

         8.2. Any consent given by CITY to OPERATOR to transfer or assign the Agreement or any portion thereof or to assign this Agreement shall not be construed as a consent to any other assignment or transfer, or a. a wolves of CITY'S right to object to any assignment or transfer to which CITY'S consent in writing has not been obtained. Any assignment contrary to the provisions of thin Agreement shall be null and void.

         8.3. OPERATOR shall not have the right to assignment if in default.

         8.4. Any assignee or transferee shall assume the responsibility for any past obligations of the OPERATOR, unless otherwise agreed in writing by CITY.

                  SECTION 9. ENCUMBRANCE OF OPERATOR'S CONTRACT

         9.1. OPERATOR, as part of its financing package, may encumber to a lender its interest in this Management Operating Agreement. The holder of any encumbrance or lien against thin Contract shall effectuate and hold same with no recourse to the CITY and shall at the time of the creation of said encumbrance or lien notify the CITY in writing that said encumbrance or lien holder agrees to be bound by this Management Operating Agreement, and shall perform all terms and provisions and obligations contained herein, should said lien or encumbrance holder inure to, or by any means whatsoever, take over position of the OPERATOR in this Agreement.

         9.2. The CITY shall recognize such lien or encumbrance holder as above set forth as successor to OPERATOR subject to the terms and provisions as hereinabove set forth and the full and faith performance of all of the OPERATOR'S obligations as set forth herein by such lien or encumbrance holder. Any lien or encumbrance shall be subject to CITY'S interests hereunder as owner, and CITY'S interests shall not be subordinated to such lien or encumbrances.

         9.3. CITY shall send any lien or encumbrance holder (i) a copy of all notices sent by CITY to OPERATOR or received by CITY from OPERATOR pertaining to an event of default and (ii) a copy of all notices pertaining to an event of default received by the CITY from, or sent by the CITY to, any other party. CITY shall not have any duty to send a copy of any notice to any lien holder or encumbrance holder who doe" not by written notice to CITY specify the address to which copies are to be sent. All notices and copies required to be sent or delivered pursuant to thy subsection shall be sent certified or registered mall, return receipt requested. Failure by CITY to send any notice required hereunder shall have no effect if the lien or encumbrance holder has actual notice of the event of default.

         9.4. Lien or encumbrance holders shall have the same curative rights after written notice as OPERATOR except such lien or encumbrance holders shall have ninety (90) days to cure or in the event of a material breach which cannot be cured within said ninety (90) day period, to commence such cure within such ninety (90) day period and diligently prosecute to completion a cure of said breach, as set forth in Section 12.

         9.5. Any lien or encumbrance holder shall have the right to cure any default of OPERATOR under this Agreement, and CITY shall accept such performance by or at the instance of such lien or encumbrance holder as if the same had been made by OPERATOR. Upon the failure of lien or encumbrance holder to cure such default, all outstanding interests and rights of such lien or encumbrance holders shall be terminated.

         9.6. In the event that a lien or encumbrance holder shall succeed to the interest of OPERATOR, any further transfer or assignment by such lien or encumbrance holder shall be subject to the provisions of Section " 8 n hereof.

                  SECTION 10. DEBT SERVICE AND UTILITY PAYMENTS
                           AND PERSONAL PROPERTY TAXES

         10.1. OPERATOR shall pay, throughout the term of this Agreement and before delinquency, all charges for water, power and other utilities or necessary services supplied to the Premises and any or all of debt service payments relevant to the Project. Said utilities shall be separately metered for the Premises 10.1.gh mOPERATOR shall pay, throughout the term of this Agreement and before delinquency, all charges for water, power and other utilities or necessary services supplied to the Premises and any or all of debt service payments relevant to the Project. Said utilities shall be separately metered for the Premises through meters to be installed and paid for by OPERATOR.

         10.2. OPERATOR shall also pay prior to delinquency any and all taxes and assessments levied or assessed, and becoming payable during the term hereof, upon OPERATOR'S personal property, possessory or other interests located upon or in connection with the Premises.

                         SECTION 11. RIGHT OF INSPECTION

         CITY shall have the right to enter upon the Premises for the purposes of inspection, serving or posting notices, making any necessary repairs to the Premises, complying with laws, ordinances or regulations, including, but not limited to, all landfill closure monitoring, protecting the Premises or any other lawful purpose. CITY shall exercise such rights reasonably, at any time, and in such manner as not to interfere with the business or security of OPERATOR.

          SECTION 12. OPERATOR'S DEFAULTSECTION 12. OPERATOR'S DEFAULT

         12.1. In the event of any material breach of this Agreement by OPERATOR, which breach is not cured within sixty (60) days after giving of written notice thereof from CITY to OPERATOR, and any approved lien or encumbrance holder, or in the event of a material breach which cannot be cured within said sixty (60) day period, if OPERATOR has not commenced within sixty
(60) days of written notice and thereafter diligently prosecuted a cure of such breach, or upon OPERATOR'S abandonment of the property, CITY, along with all other rights and remedies it may have, shall have the following rights:

         a. To elect to allow thin Agreement to continue in full force and effect without terminating OPERATOR'S right of possession and to enforce all of CITY'S rights and remedies under this Agreement, including the right to recover payment as it becomes due under the Agreement.

         b. To elect to terminate the Agreement, to reenter and remove all persons and property from the Premises, and to store at OPERATOR'S cost all of OPERATOR'S property on the Premises, and to recover from OPERATOR the following amounts, less any amounts received by CITY on account of retaining the Premises after the date of Agreement termination during the balance of the Agreement term specified herein:

                      (1) Any unpaid sums which had been earned at the time of termination, and

                      (2) Any other ascertainable and calculable amounts necessary to compensate CITY for all damages proximately caused by OPERATOR'S failure to perform its obligations under the Agreement.

         12.2. An a precondition to pursuing any remedy for an alleged default by OPERATOR, CITY shall, before pursuing any such remedy, give notice of default to OPERATOR and to all qualifying subcontractor. whose names and addresses were previously given to CITY in a notice or notices from OPERATOR or any qualifying encumbrance stating that the notice was for the purpose of notice under this provision. A qualifying subcontractor is a subcontractor in possession under an existing agreement which is proper under this Agreement. A qualifying encumbrance is an encumbrance under any documented securing device then existing and relating to construction or financing of improvements to or in connection with the Premises or any part thereof, which encumbrance has been approved or authorized by the CITY. Each notice of default shall describe the alleged default. CITY shall afford any such qualified lien or encumbrance holder all rights to cure OPERATOR'S default as set forth in this Agreement.

         12.3. If OPERATORS principals are found upon clear and convincing evidence by Judgment of a Court of Law to have committed a willful or fraudulent understatement of gross revenues it shall be deemed that such finding is a default.

         12.4. Notwithstanding the above, the CITY shall have all rights and remedies as provided by law. Any damage award shall not exceed revenues which the CITY would have received.

                          SECTION 12.A. CITY'S DEFAULT

         12.A.1 In the event of any material breach of this Agreement by CITY, which breach is not cured within ninety (90) days after giving of written notice thereof from OPERATOR to CITY, or in the event of a material breach which cannot be cured within said ninety (90) day period,,!if CITY has not commenced within ninety (90) days of written notice and thereafter diligently prosecuted a cure of such breach, OPERATOR shall have all rights and remedies at law or equity subsequent to completion of construction. Subsequent to completion of construction, CITY shall not be liable for damages in excess of total revenues received by CITY over prior years of this Agreement, not to exceed the total actual revenues received over the prior seven and one-half (7 1/2) year period.

                       SECTION 12.B. CITY INDEMNIFICATION

         Subject to the monetary limits of section 768.28 Florida Statute., CITY shall hold OPERATOR, and its respective agents, employees, officers, lien and/or encumbrance holders harmless and defend OPERATOR and said parties against any and all losses, damages, claims and/or liabilities for any damage to any property or person caused solely by reason of the gross negligence or willful misconduct which may hereafter be caused by CITY, its employees or agents. Throughout the term of this Agreement, CITY covenants to defend and indemnify the OPERATOR for any claim made against OPERATOR to the extent such claim is made against OPERATOR on a technical basis as a result of the status of OPERATOR as the present operator of this Facility situated upon a portion of the property which constituted a portion of the former Munisport Landfill site, if such claim i" solely predicated or based upon those operations and activities which occurred at the landfill site prior to the execution of this Agreement, and subject to the limitation and restriction that this covenant shall not operate to expand the CITY'S liability exposure which already results from the CITY'S status as owner of the former landfill site during the course of disposal activities which previously occurred at the site at such time that the site was an active landfill and that would exist as a result of CITY'S status as owner during the term of this Agreement. Thin provision shall survive the termination of this Agreement.

                           SECTION 12.C. HOLD HARMLESS

         OPERATOR does further expressly agree to indemnify and defend and save the CITY, its officers, agents and employees harmless from any and all claims for loss, damage, injury including death or liability of whatsoever nature and howsoever or to whomsoever the same may be caused or may arise resulting directly or indirectly from the exercise of this Agreement, the condition of the Facility or Project site, including all parking areas used by OPERATOR, or the occupation of the Premises herein permitted to be used or the Premises of the CITY to which the OPERATOR, its agents, employees, or licensees may have access by reason of this Agreement, except only as to matters arising from the sole gross negligence or willful acts of the CITY.

                   SECTION 13. OPERATOR'S LIABILITY INSURANCE

         13.1. During the entire term of this Agreement, OPERATOR shall maintain and pay all premiums for a policy or policies of comprehensive public Liability insurance in an amount of not less than Five Million ($5,000,000.00) Dollars, combined single limit covering any occurrence on or adjacent to the Project resulting in property damage or bodily injury or death to person or persons. Insurance shall be re-evaluated no more frequently then every five (5) years of the term and mutually readjusted upon such reevaluation. Such insurance shall never be less than the monetary limits of section 768.28(5) Florida Statutes.

         13.2. All such policies shall name the CITY, and at OPERATOR'S option the holder of any encumbrance covering the Premises, as additional insureds with respect to the operations and activities of OPERATOR on or in any way connected with the Premises, including the parking and access areas.

         13.3. Each such policy shall include as a condition that before any such action can be taken by the insurer, the insurer must give CITY thirty (30) days prior written notice of any cancellation or change in scope or amount of coverage of such policy. CITY shall be furnished a certificate of insurance and an endorsement to the insurance policies evidencing OPERATOR'S compliance with the requirements of this section. CITY will not be liable for any premiums or assessments on insurance required. OPERATOR shall not open the facility to the public on any day in which the insurance is not in full force and effect, unless agreed to in writing by CITY.

                  SECTION 13A. WORKERS' COMPENSATION INSURANCE

         OPERATOR and each of its subcontractors shall comply with the Florida Workers' Compensation Law, Chapter 440, Florida Statutes, as applicable, and provide proof of current compliance therewith at all time-, throughout the term hereof.

               SECTION 14. BUILDING INSURANCE AND CASUALTY DAMAGE

         14.1. At all times during the term of this Agreement and any extension hereof, OPERATOR shall cause to be effected upon the improvements upon the Premise" installed or constructed, fire insurance with extended coverage provisions (including Builder's Risk Insurance during any term of construction of the Facility) in the amount not less than full replacement cost of said Facility. CITY and OPERATOR shall be named as insureds in any policy above provided for, and the loss under any such policy, if any, shall be payable to CITY and OPERATOR Jointly for the purpose of the repair and restoration of said building and improvements subject to the provisions of this Section 14. Any portion of the proceeds of such insurance not required to be used to repair and restore or to payoff any approved debt as aforesaid shall be paid to and be equally divided between OPERATOR and CITY, but only to the extent CITY is not otherwise fully compensated for lost revenues. Excess proceeds payable to OPERATOR shall be used for the marketing or improvement of the Facility. OPERATOR agrees to provide CITY with certificates of insurance issued by the insurance carriers, which certificates shall show compliance with the requirements of this section and shall provide that such insurance may not be altered or canceled except after thirty (30) days notice in writing to CITY.

         14.2. If by reason of the provisions of any lawful encumbrance on the Facility, fire insurance is required to be made payable to the Lien holder and/or the policies of insurance placed in its custody, CITY hereby consents thereto, provided that the Lien holder in question shall first agree in writing that the proceeds of said insurance shall be available for the repair and restoration of the improvements.

         14.3. The failure of OPERATOR to effect or maintain said insurance in the names and amounts herein called for, or to pay the premiums therefor, or to deliver said policies or a certificate of insurance unto CITY, shall permit CITY itself to effect said insurance and pay the requisite premiums therefore, which premiums shall be repayable unto CITY with the next installment of payment. This shall not excuse any breach.

         14.4. Any premiums paid by OPERATOR on insurance, the term of which extends beyond the term of this Agreement, shall be, upon the termination of the Agreement, due OPERATOR and CITY shall have no obligation thereon.

         14.5. Unless this Agreement is terminated as provided in Section 14.7, if the Premises or any improvements thereon made or installed by OPERATOR, are damaged or destroyed by an insured casualty during the term of this Agreement or any extensions or renewals thereof, OPERATOR, to the extent insurance proceeds are available therefor, shall commence within sixty (60) days after the occurrence of such casualty and shall thereafter diligently prosecute the restoration sod the replacement of the same substantially to the condition thereof immediately prior to such damage or destruction.

         14.6. INTERRUPTION OF BUSINESS POLICY: The OPERATOR shall carry at its expense a business interruption insurance policy, if available, to at least the extent any debt service with any lien or encumbrance holder being the payee on the policy to the extent of said debt.

         14.7. If any casualty occurs within the last ten (10) years of the term hereof to the extent of twenty (201) percent or more of the then replacement costs thereof, and which damages OPERATOR is obligated to restore, then, and in any such event, within thirty (30) days after the event of casualty, OPERATOR may terminate this Agreement by giving written notice to CITY. In the event of such termination any insurance proceeds shall be paid to and be the exclusive property of CITY and OPERATOR and shall be used to pay off any indebtedness of the ProJect, and at CITY'S option to demolish facility, with the balance after such payment to be equitably divided between OPERATOR and CITY upon the basis that OPERATOR'S share shall be in proportion to the balance of the remaining term of this Agreement and any renewals hereto.

                    SECTION 15. WAIVER OF SUBROGATION RIGHTS

         CITY and OPERATOR shall each, forthwith after the execution of this Agreement, procure from and cause each of the insurers under all policies of insurance, including but not limited to liability, fire and property, now or hereafter during the term hereof existing and purchased by either or both insuring or covering the Premises, or any part of the Facility and/or any improvements thereon, a waiver of all rights of subrogation which the insurer under said policies might otherwise, if at all, have as against the other hereto, said waiver to be in writing and for the express benefit of the other. Said waiver shall extend only to claims arising within the Facility and the areas adjacent thereto including parking and access areas used in connection with the Facility.

                SECTION 16. CONDEMNATIONSECTION 16. CONDEMNATION

         16.1. TOTAL CONDEMNATION: In the event of condemnation of the Premises, the award made shall first be paid to lien holders then to CITY for value of CITY land and the balance divided between CITY and OPERATOR as they may mutually agree or if they fail to reach such agreement within forty-five (45) days of the making of the 16.1., thTOTAL CONDEMNATION: In the event of condemnation of the Premises, the award made shall first be paid to lien holders then to CITY for value of CITY land and the balance divided between CITY and OPERATOR as they may mutually agree or if they fail to reach such agreement within forty-five (45) days of the making of the award, then as a court of competent jurisdiction may decree.

         16.2. PARTIAL CONDEMNATION: In the event proceedings be taken, on one or more occasions, by any lawful authority to condemn or otherwise acquire by eminent domain, a substantial part of the Premises or, in the aggregate, in excess of twenty-five (25%) percent of the parking area available to, or reserved for OPERATOR, the OPERATOR shall have the option at any time after such proceedings are instituted, and prior to thirty (30) days after such taking of acquisition, to terminate this Agreement upon giving fifteen (15) days notice in writing to CITY. Said termination shall be effective as of the date possession of the building or Premises is taken by the condemning authority. In the event of such termination, any unearned payment shall be refunded to OPERATOR and the award for the condemnation shall be appropriated in the manner set forth in
Section 16.1 hereof.

         16.2.A. CITY may avoid a termination by OPERATOR by supplying comparable additional parking in replacement of parking taken.

         Should OPERATOR not elect to so terminate this Agreement, or should any taking not be sufficient to allow OPERATOR such option to terminate, thin Agreement shall continue in full force and effect, and OPERATOR, at its own cost and expense, but only to the extent the condemnation award is made available therefor, shall restore, repair and remodel the improvements to the Premises to a condition suitable for the business of OPERATOR permitted to be conducted therein under the provisions of this Agreement. Provided OPERATOR demonstrates that the revenue production capabilities of the Facility are reduced by the taking, OPERATOR shall be entitled to a reasonable reduction in the annual minimum payment provided for in the Agreement, thereafter required to be paid hereunder taking into consideration the potential revenue loss. OPERATOR shall also be entitled to a reasonable suspension or diminution of the payment required to be paid hereunder during the time required for any restoration and repair required by reason of the exercise of eminent domain according to the portion of the Premises rendered unusable, taking into consideration the time and extent of interference with OPERATOR'S business therein.

         Should OPERATOR not elect to terminate this Agreement, or should any taking not be Sufficient to allow OPERATOR the option to terminate, all sums, including damages and interest awarded shall be deposited promptly with a federally insured depository and shall be distributed and disbursed in the following order of priority:

         First, to OPERATOR the cost of restoring the improvements;

         Second, to OPERATOR, the cost of restoring any and all improvements originally installed by OPERATOR, plus any amount awarded for detriment to business and/or for the reduction in the value of OPERATOR'S Agreement;

         Third, to CITY a sum equal to the value of the Premises taken, valued as land exclusive of improvements and unburdened by all Agreements;

         Fourth, to CITY any expenses or disbursements reasonably and necessarily incurred or paid by or on behalf of CITY or in connection with the condemnation proceedings;

         Fifth, to OPERATOR any expenses or disbursements reasonably and necessarily incurred or paid by or on behalf of OPERATOR for or in connection with the condemnation proceedings;

         Sixth, to CITY any residue.

         16.3. APPLICABILITY. This Section 16, shall only apply to formal eminent domain proceedings, and shall not apply to actions for inverse condemnation or regulatory taking litigation.

                   SECTION 17. ALTERATIONS BY CITY OR OPERATOR

         17.1. OPERATOR with the written approval of the CITY shall have the right to make any alterations or additions to the improvements to be constructed on the Facility which OPERATOR deems necessary or desirable in the exercise of prudent business Judgment, for the purpose of fulfilling the purposes for which this Agreement was granted. CITY shall not unreasonably withhold it" approval. CITY'S approval shall not be required for any alteration or addition costing less than Twenty-Five Thousand ($25,000.00) Dollars.

         17.2. Except as otherwise required by this Agreement, CITY shall not, without the prior written consent of OPERATOR, which consent shall not be unreasonably withheld, make or perform or suffer to be made or performed any of the following:

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
         a. Any alterations or additions to any of the improvements on or to the ProJect, except the non-exclusive parking areas.

         b. Any mayor alterations to any elements or item. of landscaping to the ProJect (excluding the non-exclusive parking area). Provided, however, CITY may modify landscaping provided that CITY pays for such modifications. Such alteration. or modifications shall not disrupt the functioning of the Facility.

                       SECTION 18. REPAIRS AND MAINTENANCE

         18.1. OPERATOR during the entire term of this Agreement shall keep, maintain and repair all improvements to the ProJect, including all parking areas and access roads made or installed by CITY or OPERATOR, including but without being limited to, structure, fixtures and furnishings, in good order, condition and repair, and upon termination of this Agreement by lapse of time or otherwise, OPERATOR shall deliver up said improvement-, including but without being limited to, structure, fixtures and furnishings, in good condition and repair, ordinary wear and tear thereof from reasonable and normal use and wear excepted. OPERATOR and CITY shall mutually agree on a formula for CITY or other parties to contribute a fair share to the cost of maintaining access roads and parking area. based on the extent of such parties use thereof. However, upon failure of the parties to agree on a fair share formula, the matter shall be subject to the CITY'S reasonable discretion as to a fair pro-ration for a period of one (1) year. At the conclusion of one (1) year if OPERATOR is not satisfied with CITY'S formula, OPERATOR may ask for binding arbitration to set a formula for future years.

         18.2. Should OPERATOR, after notice from CITY, fail to make with reasonable promptness any repairs which are the obligation of OPERATOR hereunder, CITY may (but shall not be required to do so) enter the ProJect and put the same in good order, condition and repair; and the reasonable cost thereof shall become due and payable by OPERATOR to CITY upon demand. When CITY makes such demand for payment, CITY shall furnish OPERATOR an itemized statement of the repairs and charges at the time such demand is made and thereafter shall substantiate such demand by proper invoices.

         18.3. OPERATOR shall during the term of this Agreement and any extensions or renewals thereof maintain or cause to be maintained in a manner befitting a first-class public facility all of the land and improvements under OPERATOR'S control.

         18.4. Commencing in year two (2) of the term, the first two (2~) percent of Gross Revenue. as hereinabove defined shall annually be escrowed by OPERATOR as a reserve against the necessity for mayor repairs or maintenance. The conditions of the escrow and the depository shall be subject to the approval of the CITY, which approval shall not be unreasonably withheld. For the period after the first five (5) years of the term, OPERATOR may present to CITY an adjustable mechanism to cap or limit accrual of funds in this account so as to adequately address potential or scheduled mayor repair items. Said reserve fund shall be accounted for in accordance with the terms hereof and be used by OPERATOR to accomplish any mayor repairs that are required. This reserve fund shall not be deemed part of Gross Revenues as defined herein for distribution purposes. All unexpended funds shall be distributed to CITY upon termination of this Agreement. Funds in this account shall not be used for any purpose other than repairs and maintenance. The account shall be an interest bearing account.

                       SECTION 19. GOVERNMENTAL COMPLIANCE

         19.1. OPERATOR shall duly observe, conform to and comply with all valid requirements of any governmental authority relative to the ProJect and shall require all persons using the same or attending events therein to conform to and comply with all such requirements. This provision shall not in any way shift OPERATOR'S management and operational duties to CITY nor shall any rights be created hereby for the benefit of any third party.

         19.2. CITY represents that it will comply with all terms and provisions of a certain Consent Agreement and Decree entered into on the 24th day of September, 1991, between CITY and the Environmental Protection Agency, sad all provisions and obligations contained therein. Further, CITY represents that it will comply with all lawful regulatory and administrative directions, orders and laws, and otherwise fully comply with all applicable federal, state and local laws and regulations dealing with, or having to do with, the former landfill site. The above representations shall not prejudice CITY'S right to contest any administrative or regulatory orders or directives. This shall not release OPERATOR of its responsibilities under 1.1.(c)(4).

                   SECTION 20. OPERATOR'S RIGHT TO SUBCONTRACT

         OPERATOR may perform any obligation or duty required of it pursuant to this Agreement by itself through its own personnel or by contracting for the performance thereof by others. This provision shall not supersede restriction on assignment. Any subcontractor must be bonded and insured to same extent as OPERATOR and shall likewise name the CITY as additional insured, and provide evidence of compliance to CITY.

                    SECTION 21. OPERATOR'S RIGHT TO CONTRACT

         SubJect to the limitations, conditions and restrictions of this Agreement, all agreements relating to the use of the Project, or any part thereof, including specifically but without limitation, advertising contracts, contracts with restaurant or club operators, contracts or agreements with persons conducting events in the Project, shall be negotiated solely by OPERATOR and shall be executed by OPERATOR without recourse to the CITY.

         CITY shall receive a copy of any such agreement. from OPERATOR, upon CITY'S request.

         All such Contracts shall specifically state that CITY has no liability thereunder.

         No such contract shall be entered into that would be detrimental to CITY'S image a. a prominent and progressive municipality.

               SECTION 22. NAME OF FACILITY, SIGNAGE AND LANDSCAPE

         OPERATOR shall conspicuously use the name and term "North Miami. in all advertising of the Facility and events to be held at the Facility.

         OPERATOR shall develop with the approval of CITY appropriate directional and identifying signage and landscaping for the Project and shall maintain same at OPERATOR'S cost during the term hereof. The CITY shall not unreasonably withhold approval of the signage and landscaping plans upon their submission to CITY.

                       SECTION 23. LIENSSECTION 23. LIENS

         OPERATOR will not permit any Liens or encumbrances of whatsoever nature or kind to stand against the Premises for any labor or material furnished in connection with any work performed by or at the direction of OPERATOR. OPERATOR shall secure a completion bond for any construction done by or at OPERATOR'S direction, for any construction over Twenty-Five Thousand ($25,000.00) Dollars. Only encumbrances approved by CITY shall be permitted.

                     SECTION 24. NOTICESSECTION 24. NOTICES

         24.1. All notices or demands of any kind which either party is required or desires to give or make upon the other in connection with the Agreement or arising out of the relationship created hereby, shall be in writing and shall be given or made (subject to the right of either party to designate a different address by notice given as provided herein) by United States registered or certified mail, postage prepaid, addressed in the case of CITY to:

        City of North Miami
        776 N.E. 125 Street
        North Miami, FL 33161
        Attention: City Manager and City Attorney

        and addressed in the case of OPERATOR to:

        PERFORMING ARTS MANAGEMENT OF NORTH MIAMI, INC.
        930 Washington Avenue, Fifth Floor
        Miami Beach, FL 33140

         24.2. Any notice so sent shall be deemed to have been given forty-eight
(48) hours after the same has been deposited in the United States mail, registered or certified mail, within the State of Florida with postage thereof fully prepaid.

                       SECTION 25. VALIDITY OF AMENDMENTS

         No amendment, nor modification, nor interpretation of this Agreement shall be valid unless signed by both of the parties hereto. Unless otherwise provided for, the City Council shall act for CITY. CITY Council action on an amendment shall be by resolution at a duly advertised public hearing.

                          SECTION 26. RENEWAL PROVISION

         If this Agreement is otherwise in full force and effect and not otherwise in material default upon the conclusion of the thirty (30) year term hereof, the OPERATOR may, by giving written notice to CITY at least six (6) months before the termination of the term, shall be granted an extension of this Agreement for an additional ten (10) year term upon the terms as contained herein. OPERATOR shall likewise have a second and final ten (10) year extension after conclusion of first extension. Provided, however, that notwithstanding any other provision of this Section, the renewal period shall be provided upon a revision to Section 5 "Payments to CITY," so that CITY is paid 25% of the additional monies made available as a result of the retiring and extinguishment of the initial debt service by OPERATOR, in addition to other funds paid to CITY under Section 5. Such additional monies shall be paid to

CITY by OPERATOR each month. Each month subsequent to the thirty (30) year initial term, OPERATOR shall provide at least one (1) show per month during any renewal term(s).

                      SECTION 27. MISCELLANEOUS PROVISIONS

         27.1. Captions of sections and parts of this Agreement are for convenience only and shall not be 27.1.dereCaptions of sections and parts of this Agreement are for convenience only and shall not be considered in resolving any questions of interpretation or construction.

         27.2. Whenever in this Agreement words of obligation or duty are used, such words shall have the force and effect of covenants; subject in each case to grace periods provided. Any obligation imposed on either party hereto shall included the imposition on such party of the obligations to pay all costs and expenses necessary to perform such obligation. The timely and complete performance of every duty, and the-trust and accuracy of each and every warranty and representation made by either party hereunder, shall be a condition precedent to the other parties' obligations hereunder; and the complete performance of every provision of this Agreement to be performed by the OPERATOR shall be a condition precedent to its right to retain operation and management of the Premises.

         27.3. Each and all of the covenants, provision. and conditions of this Agreement are to be performed by or on the part of the CITY or OPERATOR, whether affirmative or negative in nature, are intended to and shall bind CITY or OPERATOR, its Successors and assigns at any time and from time to time, and shall inure to the benefit of OPERATOR or CITY, its successors and assigns.

         27.4. Both parties certify to their full familiarity with the provisions hereof and agree that the provisions hereof are not to be construed either for or against either party.

         27.5. Nothing herein contained shall be deemed for any purpose as creating any relation between the parties hereto other than the relationship of independent contracting parties. A landlord-tenant relationship is not hereby created.

         27.6. This Agreement and Exhibits hereto contain all the terms, covenants and conditions between CITY and OPERATOR relating in any manner to the payments, use and occupancy of the Premises, and shall supersede any prior discussions or negotiations, specifically the Agreement of January 22, 1991 as approved by Resolution R-91-5 is hereby canceled and superseded.

         27.7. This Agreement shall be governed exclusively by the provisions hereof and by the laws of the State of Florida as the same from time to time may exist.

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
         27.8. As used in this Agreement and when required by the context, each number (singular or plural) shall include all numbers, and each gender shall include all genders.

         27.9. Time is and shall be of the essence of this Agreement and of each term and provision hereof.

         27.10. Should any provision of this Agreement be held as illegal, unconstitutional or unenforceable, all other terms and provisions not so held shall remain in full force and effect.

         27.11. All disputes that may occur between CITY and OPERATOR if not amicably resolved by said parties shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association. Either party may withdraw dispute from arbitration by written notice to the other party within fifteen (15) days of receipt of notice of the demand for arbitration from (or notice of exercise of Jurisdiction by) the American Arbitration Association. Thereupon, arbitration shall not be applicable as to such dispute.

         27.12. Nothing in this Agreement shall be construed to waive or limit CITY'S governmental authority an a political subdivision of the State of Florida. Unless specified otherwise, where approval or consent of CITY is required under this Agreement, such consent or approval shall be deemed to refer to the CITY'S consent or approval as owner, and such consent or approval shall be contractual in nature and shall not be in lieu of any required governmental approval of CITY. It in understood that CITY'S approval shall be at its discretion (unless otherwise specified herein) and denial of such approval shall not be the basis for a cause of action by OPERATOR. The City Council shall act for CITY in matters relating to contractual approvals hereunder, except as otherwise provided by the City Council or specified herein. The City Council in exercising its discretion shall not act in an arbitrary and/or capricious manner.

         27.13. OPERATOR shall allow a representative of CITY Finance Department to be present at show" to monitor the receipt and handling of monies.

         27.14. OPERATOR shall post a sufficient demolition bond to assure removal and demolition at CITY'S option only, of the facility in the event the facility ceases or abandons regular operations during the first five (5) years of the term. CITY must exercise such option within six (6) months of any such abandonment.

         27.15. OPERATOR recognizes that CITY shall not issue building permits for the project unless OPERATOR shall make necessary improvements if required to Biscayne Boulevard access required for efficient ingress and egress to facility.

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

         27.16. OPERATOR agrees that under any circumstances in which OPERATOR shall make any claim against CITY for any matter in any way arising under this Agreement prior to completion of construction, CITY shall not be liable for OPERATOR'S loss of time, profit or incidental or consequential damage, and OPERATOR'S claim shall solely be limited to actual out-of-pocket loss or expense. This provision shall not waive any limitation on CITY'S liability provided under other provisions of this Agreement or law.

         27.17. CITY shall have the right to relocate all the nonexclusive parking areas for the ProJect to another location on the Landfill Site, at any time, at CITY'S sole cost and expense without disruption of the Facility.

         27.18. Subject to final resolution by Judicial action, CITY shall have the authority to fairly settle and resolve any dispute between OPERATOR and other operators of other facilities developed upon the former Landfill Site. CITY'S decision shall control unless arbitrary or capricious.

         27.19. SubJect to CITY imposing the same restriction on other operators of commercial facilities developed on the CITY'S Landfill Site, OPERATOR agrees that OPERATOR shall not conduct concession sales on dates upon which it does not have a show upon those days which operator's of other facilities on CITY lands do have an event or exhibition, so that such other operators will have the exclusive opportunity to make concession sale. to patrons of its events. It is the intent of this provision that each operator of a facility have the exclusive opportunity to make concession sales to the patrons of its events. This shall not preclude concession sales from any public park facility, if any, to visitors of such facility.

         27.20. CITY shall not enter into contracts with third parties for development of projects upon the former Munisport Landfill Site, which would directly disrupt and interfere with OPERATOR'S activities under this Agreement and would be directly in conflict with the purposes of this Agreement. Any Claim hereunder shall be subject to resolution by the City Manager, and if unresolved, shall be subject to arbitration, with no right of withdrawal from arbitration.

                          SECTION 28. NONDISCRIMINATION

         OPERATOR and its employees shall not discriminate because of race, age, religion, color, ancestry, sex, physical handicap or national origin against any person by refusing to furnish such person any accommodation, facility, service or privilege offered to or enjoyed by the general public. Nor shall OPERATOR or its employees publicize the accommodations, facilities, services or privileges in any manner that would directly or inferentially reflect upon or question the unacceptability of the patronage of any person because of race, age, religion, color, ancestry, sex, physical handicap or national origin.

         In the performance of this contract, OPERATOR will not discriminate against any employee or applicant for employment because of race, age, color, religion, ancestry, sex, physical handicap or national origin. OPERATOR will take affirmative action to ensure that applicants are employed and that employees are treated during employment, without regard to their race, color, religion, age, ancestry, sex, physical handicap or national origin. Such action shall include, but not be limited to the following: employment upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation and selection for training, including apprenticeship.

         OPERATOR will permit access to his records of employment, employment advertising, application form" and other pertinent data and records by the CITY.

                      SECTION 29. SOFT COSTS REIMBURSEMENT

         OPERATOR shall be entitled, if applicable, to receive reasonable reimbursement for such out-of-pocket soft costs as defined in Florida Statute 159.02(13) for soft costs incurred in the acquisition, development or construction of the Project from the proceeds of any revenue bond issued and CITY shall cooperate with OPERATOR in obtaining such reimbursement to the extent of funds available.

                          SECTION 30. TITLE TO PROPERTY

         Title to the ProJect shall remain in CITY. Title of all personal property and fixtures placed in the ProJect by OPERATOR shall remain in OPERATOR. Title to all fixtures placed in the ProJect by OPERATOR which replace fixtures owned by CITY shall belong to CITY. Title to personal property and fixtures placed in ProJect by OPERATOR'S suboperators or concessionaires shall, subject to the provisions of this Agreement, be controlled by OPERATOR'S contract with any such suboperator or concessionaire, as the case may be, but shall not be deemed property of CITY. CITY shall have a lien on all personal property and fixtures owned by OPERATOR, which lien shall be subordinate to OPERATORS lender. This lien shall secure OPERATORS compliance with the provisions of this agreement.

         IN WITNESS WHEREOF, this Agreement in executed as of the date hereto:

                                                   PERFORMING ARTS MANAGEMENT OF
Attest:                                            NORTH MIAMI, INC.


______________________________                     By:__________________________
Secretary                                                    President
                                                   CITY OF NORTH MIAMI

                                                   By:__________________________
                                                           City Manager

APPROVED BY:
                                                   Attest:
______________________________                     _____________________________
CITY ATTORNEY                                              City Clerk

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